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Exhibit 5.1

[PORTER & HEDGES, L.L.P. LOGO]	Porter & Hedger, L.L.P. RELIANT ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 (713) 226-6000 Phone (713) 228-1331 Fax porterhedges.com

May 23, 2008

Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, Texas 77010

Ladies and Gentlemen:

        We have acted as special counsel for Key Energy Services, Inc., a Maryland corporation (the "Company"), and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of (i) the offer and exchange by the Company (the "Exchange Offer") of $425,000,000 aggregate principal amount of its 8 3/8% Senior Notes due 2014 (the "Outstanding Notes") for a new series of notes bearing substantially identical terms and in like principal amount (the "New Notes") and (ii) the guarantees (the "Guarantees") of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the "Subsidiary Guarantors") of the Outstanding Notes and the New Notes. The Outstanding Notes were issued, and the New Notes will be issued, under an Indenture dated as of November 29, 2007, among the Company, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of January 22, 2008, and as such Indenture may be further amended or supplemented from time to time in accordance with the terms thereof (collectively, the "Indenture"). The Exchange Offer will be conducted on the terms and conditions set forth in the Registration Rights Agreement dated as of November 29, 2007, among the Company, the Subsidiary Guarantors and the Purchasers named therein (the "Registration Rights Agreement"), and the prospectus contained in the Registration Statement to which this opinion is an exhibit.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Registration Rights Agreement, (iv) the certificates of incorporation, certificates of formation, bylaws, operating agreements or other organizational documents of the Company and the Subsidiary Guarantors and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by the Company and the Subsidiary Guarantors, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Indenture and the Registration Rights Agreement, (i) the New Notes will be legally issued and will constitute valid and binding obligations of the Company, and (ii) the Guarantees of the Subsidiary Guarantors will be valid and binding obligations of such subsidiaries.

        Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, (a) we express no opinion regarding the validity or effect of any provision relating to severability or separability or purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts and (b) certain of the waivers included in the Indenture relating to the guarantees by the Subsidiary Guarantors may be unenforceable in whole or in part.

        In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the New Notes, the execution and delivery by each of the Subsidiary Guarantors of the Indenture, the performance by the Company and each of the Subsidiary Guarantors of its obligations under the Indenture and the New Notes, do not and will not violate or constitute a default under any agreement or instrument to which the Company or any Subsidiary Guarantor or its properties is subject.

        We are members of the bar of the State of Texas and the State of New York. We have relied as to matters of Maryland law on the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, which opinion is also filed as an exhibit to the Registration Statement. The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the State of Delaware, the laws of the State of Texas and, in reliance on the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, the laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Porter & Hedges, L.L.P.
PORTER & HEDGES, L.L.P.

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  Exhibit 5.1